UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities
Exchange Act of 1934

March 11, 2013

Date of Report (Date of earliest event reported)

Pitney Bowes Inc.

(Exact name of registrant as specified in its charter)

Delaware	1-3579	06-0495050
(State or other jurisdiction of incorporation or organization)	(Commission file number)	(I.R.S. Employer Identification No.)

World Headquarters
1 Elmcroft Road
Stamford, Connecticut 06926-0700

(Address of principal executive offices)

(203) 356-5000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

⃞ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

⃞ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

⃞ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

⃞ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 8.01. OTHER EVENTS

On March 11, 2013, Pitney Bowes Inc. (the “Company”) issued a press release announcing the pricing for its previously announced cash tender offer (the “Tender Offer”) for up to $415 million aggregate principal amount of its 4.875% Notes due 2014, its 5.000% Notes due 2015 and its 4.750% Notes due 2016 (the “Subject Notes”). On March 12, 2013, the Company issued a separate press release announcing the results of the Tender Offer as of the early participation deadline and an increase in the maximum series tender cap for its 4.750% Notes due 2016. A copy of the tender offer pricing press release is attached as Exhibit 99.1 to this Current Report on Form 8-K and is hereby incorporated by reference into this Current Report. A copy of the early tender results and increase in maximum series tender cap press release is attached as Exhibit 99.2 to this Current Report on Form 8-K and is hereby incorporated by reference into this Current Report.

This Current Report on Form 8-K, including the press releases hereby incorporated by reference, is neither an offer to sell nor a solicitation of offers to buy any Subject Notes. The Tender Offer is being made only pursuant to the offer to purchase and the related letter of transmittal. The Tender Offer is not being made to holders of Subject Notes in any jurisdiction in which the making or acceptance thereof would not be in compliance with the securities, blue sky or other laws of such jurisdiction.

ITEM 9.01. EXHIBITS

(d) Exhibits.

Exhibit Number	Description of Exhibit

99.1	Press release of Pitney Bowes Inc. dated March 11, 2013 announcing pricing of tender offer
99.2	Press release of Pitney Bowes Inc. dated March 12, 2013 announcing tender offer results as of the early expiration time and increase in maximum series tender cap

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Pitney Bowes Inc.

By:	/s/ Helen Shan

	Name:	Helen Shan
Date: March 12, 2013	Title:	Vice-President, Finance and Treasurer